Exhibit 4.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
INSO CORPORATION

The Corporation was originally incorporated under the name of InfoSoft International, Inc. on November 10, 1993. This Restated Certificate of Incorporation of INSO Corporation is hereby restated in its entirety pursuant to Section 245 of the General Corporation Laws of the State of Delaware.


ARTICLE I

NAME

The name of the Corporation is INSO Corporation.


ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Certain terms used in this Restated Certificate of Incorporation are defined in Section 3 of Article V hereof.


ARTICLE IV

CAPITAL STOCK

Section 1. Number of Shares.

The total number of shares of capital stock which the Corporation shall have the authority to issue is fifty-one million (51,000,000) shares, of which (a) fifty million (50,000,000) shares shall be common stock, par value $0.01 per share (the "common stock") and (b) one million (1,000,000) shares shall be preferred stock, par value $0.01 per share (the "preferred stock"). As set forth in this Article IV, the Board of Directors of the Corporation (the "Board of Directors") is authorized from time to time to establish and designate one or more series of preferred stock, to fix and determine the variations in the relative rights and preferences as between the different series of preferred stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

The number of authorized shares of the class of preferred stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock unless a vote of any such holders is required by law or pursuant to the certificate or certificates establishing the class of preferred stock or this Restated Certificate of Incorporation, as it may be amended from time to time.

Section 2. General.

No holder of any stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, Sections
3, 4 and 5 of this Article IV.

Section 3. Preferred Stock.

Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of preferred stock in one or more series of stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.
Any action by the Board of Directors or any authorized committee thereof under this Section 3 shall require the affirmative vote of a majority of the Directors then in office or a majority of the members of such committee; provided, however, that if there is an Interested Stockholder (as defined in Article V hereof) at the time of such vote, such action shall also require (in addition to any other vote required by law) the affirmative vote of a majority of the Continuing Directors (as defined in Article V hereof) then in office. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of preferred stock:

     (a) The distinctive serial designation and the number of shares constituting such series;

     (b) The dividend rates or the amount of dividend to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

     (c) The voting powers, full or limited, if any, of the shares of such series;

     (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

     (e) The amount or amounts payable upon the shares of such series and any preference applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

     (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

    (h) The price or other consideration for which the shares of such series shall be issued;

    (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

    (j)   Such other powers, preferences, rights,
          qualifications, limitations and restrictions thereof as the Board of Directors may deem advisable.

Section 4. Common Stock.

Subject to all of the rights, powers and preferences of the preferred stock (or any similar stock), and except as provided by law or in this Article IV (or in any certificate of designation of any series of preferred stock) or by the Board of Directors pursuant to this Article IV:

    (a) the holders of the common stock shall have the exclusive right to vote for the election of Directors and on all other matters requiring stockholder action, each share being entitled to one vote;

    (b) dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors; and

    (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.


ARTICLE V

CERTAIN BUSINESS COMBINATIONS

Section 1. Vote Required for Certain Business Combinations.

     A.    Required Vote for Certain Business Combinations.
           In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

          (i)  any merger or consolidation of the
               Corporation or any Subsidiary (as
               hereinafter defined) with (a) any
               Interested Stockholder (as hereinafter
               defined) or (b) any other corporation or entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereafter defined) of any Interested Stockholder; or

         (ii)  any sale, lease, exchange, mortgage,
               pledge, transfer or other disposition
               (in one transaction or a series of
               transactions) to or with any Interested
               Stockholder or any Affiliate of any
               Interested Stockholder of any assets of
               the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

         (iii) the issuance or transfer by the
               Corporation or any Subsidiary (in one
               transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested
               Stockholder or any Affiliate of any
               Interested Stockholder in exchange for
               cash, securities or other property (or a combination thereof) having an aggregate
               Fair Market Value of $5,000,000 or more, other than on a pro rata basis to all holders of Voting Stock (as hereinafter defined) of the same class held by the Interested Stockholder pursuant to a reclassification, stock split, stock dividend or distribution of warrants or rights, and other than in connection with the exercise or conversion of securities exercisable for or convertible into securities of the Corporation or any Subsidiary (which securities have been distributed pro rata to all holders of Voting Stock); or

          (iv) the adoption of any plan or proposal for the Liquidation, dissolution or winding up of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested
               Stockholder; or

          (v)  any reclassification of securities
               (including any reverse stock split), or
               recapitalization of the Corporation, or
               any merger or consolidation of the
               Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing (by more than 1%) the proportionate share of the outstanding shares of any class of equity or convertible securities of the
               Corporation or any Subsidiary which is
               directly or indirectly owned by any
               Interested Stockholder or any Affiliate
               of any Interested Stockholder;

           shall require, subject to Section 2 of this Article V, the affirmative vote of the holders of at least two thirds of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified for approval, by law.

     B.    Definition of "Business Combination."

           The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph A of this
           Section 1 of Article V; provided, however, that the term "Business Combination" shall not include any transaction which occurs on or prior to the date of the closing of the initial public offering of shares of common stock of the Corporation (the "IPO").

Section 2. When Higher Vote is Not Required.

The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Restated Certificate of Incorporation, if all of the conditions specified in either of the following Paragraphs A or B are met:

     A. Approval by Continuing Directors. The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors then in office.

     B. Price and Procedure Requirements. All of the following conditions shall have been met:

          (i)  The aggregate amount of cash and the
               Fair Market Value as of the date of the
               consummation of the Business
               Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

               (a)  (if applicable) the highest per share
                    price (including any brokerage
                    commissions, transfer taxes and
                    soliciting dealers' fees) paid by the
                    Interested Stockholder for any shares
                    of common stock acquired by it (1)
                    within the two-year period immediately
                    prior to and including the first
                    public announcement of the proposal of
                    the Business Combination (the
                    "Announcement Date") or (2) in the
                    transaction in which it became an
                    Interested Stockholder, whichever is
                    higher; and

               (b)  the Fair Market Value per share
                    of common stock on the Announcement
                    Date or on the date on which the
                    Interested Stockholder became an
                    Interested Stockholder (such latter
                    date is referred to in this Article V
                    as the "Determination Date"),
                    whichever is higher;

            (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock in such Business Combination, if any, shall be at least equal to the highest of the following (it being intended that the requirements of this Paragraph B(ii) shall be required to be met with respect to every other class or series of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):

                 (a)  (if applicable) the highest per share
                      price (including any brokerage
                      commissions, transfer taxes and
                      soliciting dealers' fees) paid by the
                      Interested Stockholder for any shares
                      of such class or series of Voting
                      Stock acquired by it (1) within the
                      two-year period immediately prior to
                      and including the Announcement Date or
                      (2) in the transaction in which it
                      became an Interested Stockholder, whichever is higher;

                 (b) (if applicable) the highest preferential amount per share which the holders of shares of such class or series of Voting Stock are entitled to receive from the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, determined as of the date of the consummation of the Business Combination; and

                 (c)  the Fair Market Value per share of such
                      class or series of Voting Stock on the
                      Announcement Date or on the Determination
                      Date, whichever is higher;

          (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of Voting Stock. If the Interested
                 Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by such Interested Stockholder;

          (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no failure to declare and pay at regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any series of preferred stock, except as approved by the affirmative vote of a majority of the Continuing Directors, (2) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by the affirmative Vote of a majority of the Continuing Directors; and (3) an increase in such annual rate of dividends as necessary to reflect any reclassification
                 (including any reverse stock split),
                 recapitalization, reorganization or any
                 similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (b) such Interested
                 Stockholders shall not have become the
                 beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested
                 Stockholder becoming an Interested
                 Stockholder;

          (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, unless such transaction shall have been approved or ratified by the affirmative vote of a majority of the Continuing Directors after such person shall have become an Interested Stockholder; and

          (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations) shall be mailed to public stockholders of the Corporation by a date determined by the Continuing Director (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions thereof).

Section 3.  Certain Definitions.

For the purposes of this Article V and Articles IV, VI, VII, IX,
X and XI of this Restated Certificate of Incorporation:

     A. A "person" shall mean an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity.

     B. "Interested Stockholder" shall mean any person who or which:

          (i) is the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

          (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

          (iii)is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) and such assignment or succession was not approved by a majority of the Continuing Directors; provided, however, that the term "Interested Stockholder" shall not include (a) the Corporation; (b) any Subsidiary; (c) any employee stock ownership or benefit plan or compensation arrangement of the Corporation or any Subsidiary; (d) any person holding shares of Voting Stock organized, appointed or established by the Corporation or any Subsidiary for or pursuant to the terms of any such employee stock ownership or benefit plan or compensation arrangement; or
               (e) any Grandfathered Person unless such Grandfathered Person becomes, after the closing of the IPO, the beneficial owner of more than the Grandfathered Percentage of the Voting Stock then outstanding. Any Grandfathered Person who becomes, after the close of business on the date of the closing of the IPO, the beneficial owner of less than 15% of the voting power of the then outstanding shares of Voting Stock shall cease to be a Grandfathered Person.

     Notwithstanding the foregoing, no person shall become an "Interested Stockholder" as the result of an acquisition of Voting Stock by the Corporation which, by reducing the number of shares outstanding, increases the proportionate voting power of the number of shares beneficially owned by such person to 15% (or, if applicable, the Grandfathere Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock, provided, however, that if a person shall become the beneficial owner of 15% (or, if applicable, the Grandfathered
     Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner of any additional shares of Voting Stock of the Corporation (other than any shares of Voting
     Stock issued to such person as a result of a stock dividend, stock split, reclassification, recapitalization, or other similar transaction involving the issuance of shares of Voting Stock on a pro rata basis to all holders of Voting Stock), then such person shall be deemed to be an "Interested Stockholder" if immediately thereafter the voting power of the shares of Voting Stock beneficially owned by such person equals or exceeds 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage with respect to such person) or more of the voting power of all of the shares of Voting Stock then outstanding.

     C. A person shall be deemed the "beneficial owner" of, and shall be deemed to beneficially own, any Voting Stock:

          (i) which such person or any of such person's affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the 1934 Act); or

          (ii) which such person or any of such person's
               Affiliates or Associates, directly or
               indirectly, has or shares with respect to the Voting Stock

               (a) the right to acquire, or direct the acquisition of
                   (whether such right is exercisable immediately, or only after the passage of time or upon the satisfaction of any conditions, or both), such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the "beneficial owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

              (b) the right to vote, or to direct the voting of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (provided that a person shall not be deemed to be the beneficial owner of any securities if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Rules and Regulations promulgated under the 1934 Act (or any comparable or successor report)); or

              (c) the right to dispose of, or to direct the disposition of, the Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offer of securities); or

         (iii) which is beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in Clause C
               (ii)(b) above) or disposing of any shares of Voting Stock.

     provided, however, that (1) no person engaged in business as an underwriter of securities shall be deemed the beneficial owner of any securities acquired through such person's participation as an underwriter in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition and (2) no person who is a director or an officer of the Corporation shall be deemed, solely as a result of his or her position as director or officer of the Corporation, the beneficial owner of any securities of the Corporation that are beneficially owned by any other director or officer of the Corporation.

     D. Notwithstanding anything in the definition of beneficial owner to the contrary, the phrase "then outstanding," when used with reference to a person's beneficial ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder.

     E. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder); provided, however, that no person who is a director or officer of the Corporation shall be deemed an Affiliate or an Associate of any other director or officer of the Corporation solely as a result of his or her position as a director or officer of the Corporation.

     F. "Subsidiary" means any corporation, partnership or other legal entity of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation, partnership or other lead entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     G. "Continuing Director" means (i) any member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder and
          (ii) any person who subsequently becomes a member of the Board of Directors who is not an Associate or Affiliate of an Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by the affirmative vote of a majority of the Continuing Directors.

     H.   "Fair Market Value" means:

          (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to and including the date in question of a share of such stock on the principal United States securities exchange registered under the 1934 Act (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period immediately prior to and including the date in question on the National Association of Securities Dealers Automated Quotation System or any comparable system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith; and

          (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by an affirmative vote of a majority of the Continuing
               Directors of the Board of Directors in good faith.

     I. "Group Acting in Concert" shall mean persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written, oral or otherwise, or any "group of persons" as defined under
          Section 13(d) of the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder). When persons act together for any such purpose, their group is deemed to have acquired their stock.

     J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs B(i) and
          (ii) of Section 2 of this Article V shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

     K. "Voting Stock" shall mean the outstanding shares of all classes and series of capital stock of the Corporation entitled, at the time, to vote generally in the election of Directors.

     L. "Grandfathered Percentage" shall mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the IPO plus an additional two (2) percentage points of the outstanding voting power of the Voting Stock; provided, however, that in the event the underwriters exercise their over-allotment option in connection with the IPO, the Grandfathered
          Percentage shall, from and after the close of such overallotment option, mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the overallotment option plus an additional two (2) percentage points of the outstanding Voting power of the Voting Stock, and provided, further, that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding shares of Voting Stock after the close of business on the date of the closing of the IPO, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, or disposition or (ii) the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns immediately following such sale, transfer or disposition plus an additional two percentage points of the outstanding voting power of the Voting Stock.

     M. "Grandfathered Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the close of business on the date of the closing of the IPO, the beneficial owner of 15% or more of the voting power of the then outstanding Voting Stock at such time.

    N. The term "voting power" shall mean, with respect to each outstanding share of capital stock of the Corporation, the number of votes which a holder of such share shall be entitled, at the time, to vote generally in the election of Directors.

Section 4. Powers of the Board of Directors.

A majority of the Directors of the Corporation, unless there is an Interested Stockholder, in which case a majority of the Continuing Directors then in office, shall have the power to determine for the purposes of this
Article V, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number or percentage of shares of Voting Stock or other equity securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of, or is affiliated or associated with, another person,
(iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Pair Market Value of $5,000,000 or more, (v) whether the requirements of Section 2 of this Article V have been met with respect to any Business Combination, and (vi) any other matters of interpretation arising under this Article V. The good faith determination by the affirmative vote of a majority of the Directors or, if there is an Interested Stockholder, by the affirmative vote of a majority of the Continuing Directors then in office, on such matters shall be conclusive and binding for all purposes of this Article V.

Section 5. No Effect on Fiduciary Obligations of Interested Stockholders.

Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.


ARTICLE VI

STOGKHOLDER ACTION

No action that is required or permitted to be taken by the stockholders of the Corporation at any annua1 or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of any two of the Directors then in office; (ii) the Chairman of the Board, if one is elected; or (iii) the Vice Chairman of the Board, if one is elected and in the case of the death, absence, incapacity or refusal of the Chairman of the Board; provided, however, that, if at the time of any such call there is an Interested Stockholder, such call shall also require the affirmative vote of a majority of the Continuing Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Advance notice of any matters or nominations which stockholders intend to propose for action at an annual meeting shall be given in the manner provided in the By Laws.


ARTICLE VII

DIRECTORS

Section 1. General.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

Section 2. Election of Directors.

Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Section 3. Number and Terms of Directors.

Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of preferred stock to elect Directors, the number of Directors of the Corporation shall be fixed from time to time by a resolution adopted by the majority of Directors then in office. The Directors, other than those who may be elected by the holders of any series of preferred stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. One class of Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1996. Members of each class shall hold office until their successors are elected and qualified or until their earlier resignation or removal. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article VII of this Restated Certificate of Incorporation, the holders of any one or more series of preferred stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation and the Certificate of Designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this
Section 3 unless expressly provided by such terms.

Section 4. Stockholder Nominations of Director Candidates.

Advance notice of nominations for the election of Directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the By-Laws.

Section 5. Vacancies.

Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of preferred stock to elect Directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of Directors or resulting from death, resignation, disqualification, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors; provided, however, that, if there is an Interested Stockholder at the time of such vote, the filling of such vacancy shall also require the affirmative vote of a majority of the Continuing Directors then in office. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

Section 6. Removal.

Subject to the rights, if any, of any series of preferred stock to elect Directors and to remove any Director whom the holders of such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause and shall require, in addition to any other vote required by law, the affirmative vote of at least two-thirds of the total votes which should be eligible to be cast by stockholders in the election of such Director only at a duly constituted meeting of stockholders called expressly for such purpose. A Director may not be removed from office without cause. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice shall be sent to the Director whose removal will be considered at the meeting.


ARTICLE VIII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article VIII (i) by the stockholders of the Corporation or (ii) by an amendment to the General Corporation Law of the State of Delaware shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE IX

STANDARDS FOR BOARD OF DIRECTORS' EVALUATION OF OFFERS OR PROPOSALS

The Board of Directors, when evaluating any offer or proposal of any person to (i) make a tender or exchange offer for any equity security of the corporation or any Subsidiary; (ii) merge or consolidate the Corporation or any Subsidiary with another person; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or any Subsidiary, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation, (a) the social and economic effects of acceptance of such offer or proposal on the employees of the Corporation and its Subsidiaries, the suppliers, creditors, and customers of the Corporation and its Subsidiaries, and the state, region, and communities in which the Corporation and its Subsidiaries operate and are located, and (b) the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.


ARTICLE X

AMENDMENT OF BY-LAWS

The Board of Directors shall have the power to adopt, alter, amend and repeal the By-Laws of the Corporation. Any By-Laws of the Corporation adopted, altered, amended or repealed by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing or any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation to the contrary, such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the Directors then in office. Notwithstanding the foregoing or any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation to the contrary, any action by the stockholders to alter, amend or repeal the By-Laws of the Corporation shall require, in addition to any other vote required by law, the affirmative vote of at least two-thirds of the total votes eligible to be cast by holders of Voting Stock with respect to such alteration, amendment or repeal, voting together as a single class, only at a duly constituted meeting of stockholders called expressly for such purpose.


ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to repeal, alter or amend this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Directors then in office, and thereafter approved by the stockholders; provided, however, that if, at any time within the sixty day period immediately preceding the meeting at which the stockholder vote is to be taken, there is an Interested Stockholder, such repeal, alteration or amendment shall also require, in addition to any other vote required by law, the affirmative vote of a majority of the Continuing Directors then in office, prior to approval by the stockholders. Whenever any vote of the holders of Voting Stock is required, and in addition to any other vote of holders of Voting Stock that is required by law, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of Voting Stock with respect to such repeal, alteration or amendment, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to repeal, alter or amend any provision of, or adopt any provisions inconsistent with, any provision of this Article XI, Sections 2, 3 and 4 of Article IV, Article V,
Article VI, Article VII, Article VIII, Article IX or Article X.

THE UNDERSIGNED Secretary, pursuant to the General Corporation Law of the State of Delaware, does hereby make this certificate, hereby declare and certifying under penalties of perjury that the facts herein stated are true, and accordingly he has hereunto set his hand this 21st day of June, 1996.


By /s/ Bruce G. Hill
__________________________

Bruce G. Hill
Secretary